Exhibit 5.1

9 July 2021

Matter No.:834093

Doc Ref: PL/BC/KN/107294983v1

(852) 2842 9551

Paul.lim@conyers.com

(852) 2842 9403

Beverly.Cheung@conyers.com

Ebang International Holdings Inc.

26-27/F, Building 3

Xinbei Qianjiang International Building

Qianjiang Economic and Technological Development Zone

Yuhang District

Hangzhou City

Zhejiang Province 311100

People’s Republic of China

Dear Sirs,

Re: Ebang International Holdings Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8, (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of 10,482,827 Class A ordinary shares of par value HK$0.001 per share of the Company (the “Class A Ordinary Shares”) issuable pursuant to the 2020 Share Incentive Plan (the “Share Incentive Plan”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and a copy of the Share Incentive Scheme. We have also reviewed a copy of the amended and restated memorandum and articles of association of the Company (the “Amended M&A”), the written resolutions of the directors of the Company dated 24 April 2020, the written resolutions of the members of the Company dated 24 April 2020 and the written resolutions of the directors of the Company dated 9 July 2021 (the “Resolutions”), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 8 July 2021 (the “Certificate Date”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement and the Share Incentive Scheme and other documents reviewed by us; (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (f) that there is no provision of any award agreement, incentive share option, restricted shares or restricted share units or otherwise granted pursuant to the Share Incentive Scheme which would have any implication in relation to the opinions expressed herein; (g) that upon issue of any Class A Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (h) that on the date of issuance of any of the Class A Ordinary Shares, the Company will have sufficient authorised but unissued Class A Ordinary Shares; (i) that on the date of issuing of any Class A Ordinary Shares, the Company is able to pay its liabilities as they become due; and (j) the issue of the Class A Ordinary Shares are made in accordance with the terms and conditions of the Share Incentive Scheme.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Class A Ordinary Shares by the Company pursuant to the Share Incentive Scheme and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.
2.	When issued and paid for as contemplated by the Share Incentive Scheme, the Class A Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman